Exhibit 5.1

801 California Street Mountain View, CA 94041	650.988.8500 Fenwick.com

October 15, 2021

Cisco Systems, Inc.

170 West Tasman Drive

San Jose, CA 95134-1706

Ladies and Gentlemen:

At your request, as your counsel, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Cisco Systems, Inc., a Delaware corporation (“Cisco” or the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about October 15, 2021 in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 95,270 shares of Cisco’s Common Stock (the “Shares”) subject to issuance by Cisco upon the exercise of stock options (the “Options”) granted under the Epsagon Ltd. 2018 Share Incentive Plan (the “Plan”) and assumed by Cisco in accordance with the terms of the Share Purchase Agreement, dated as of August 12, 2021 (the “Share Purchase Agreement”), by and among Cisco, Epsagon Ltd., the Equityholders of Epsagon Ltd. (as that term is defined in the Share Purchase Agreement) and the Securityholders’ Agent (as that term is defined in the Share Purchase Agreement). At your request we are providing this letter to express our opinion on the matters set forth below in this letter (“our opinion”).

In connection with our opinion, we have examined such matters of law and fact as we have deemed necessary in order to render the opinions set forth herein, which included examination of the following:

(1)

the Company’s Amended and Restated Certificate of Incorporation, filed with the Delaware Secretary of State on January 25, 2021 and certified by the Delaware Secretary of State on January 25, 2021, as filed as an exhibit to the Form 8-K12B filed by the Company with the Commission on January 25, 2021 (the “Certificate”);

(2)	the Company’s Amended and Restated Bylaws, as filed as an exhibit to the Form 8-K12B filed by the Company with the Commission on January 25, 2021 (the “Bylaws”);

(3)	the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference;

(4)	the Prospectus prepared in connection with the Registration Statement (the “Prospectus”);

Cisco Systems, Inc.

October 15, 2021

(5)	the action by written consent of the Company’s Board of Directors pursuant to which the Certificate and Bylaws were approved;

(6)

the stock records that the Company has provided to us (consisting of (i) a report from the Company’s transfer agent as to the outstanding shares of the Company’s capital stock as of October 13, 2021 and a verbal confirmation from the Company’s transfer agent as to the outstanding shares of the Company’s capital stock on October 15, 2021; and (ii) a summary report from the Company as of October 13, 2021 of outstanding restricted stock units, options and warrants to purchase the Company’s capital stock and stock reserved for issuance thereunder upon the exercise or settlement of restricted stock units, options and warrants to be granted in the future);

(7)	the Share Purchase Agreement and all exhibits thereto;

(8)	the Plan, and the forms of agreements used thereunder furnished to us by the Company (such forms of agreements, the “Plan Agreements”);

(9)

the form of the Company’s Stock Option Assumption Agreement (the “Option Assumption Agreement”) to be used by the Company to assume the Options originally issued under the Plan and assumed by the Company under the Share Purchase Agreement, as filed by the Company with the Commission as exhibits to the Registration Statement; and

(10)	a Certificate of Good Standing issued by the office of the Delaware Secretary of State stating that the Company is a Delaware corporation in good standing (the “Certificate of Good Standing”).

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the authenticity and completeness of all documents submitted to us as originals, the genuineness of signatures on documents reviewed by us, the conformity to originals and the completeness of all documents submitted to us as copies, the legal capacity of all parties executing any documents (other than the Company), the lack of any undisclosed termination or modification or waiver of any document, the absence of any extrinsic agreements or documents that might change or affect the interpretation or terms of documents, and the due authorization, execution and delivery of all documents by each party thereto other than the Company. We have also assumed that any certificates or instruments representing the Shares, when issued, will be executed by the Company by officers of the Company duly authorized to do so. In rendering our opinion, we have also relied upon a Certificate of Good Standing dated October 15, 2021 issued by the Delaware Secretary of State with respect to the Company and representations and certifications made to us by the Company.

Cisco Systems, Inc.

October 15, 2021

We render this opinion only with respect to, and we express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing Delaware General Corporation Law now in effect. We express no opinion with respect to the securities or “blue sky” laws of any state.

Based upon the foregoing, it is our opinion that the 95,270 Shares that may be issued and sold by the Company upon the exercise of the Options, when issued, sold and delivered in accordance with the Plan, the applicable Plan Agreements and Option Assumption Agreements entered into thereunder, and in the manner and for the consideration stated in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

Cisco Systems, Inc.

October 15, 2021

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. This opinion is intended solely for use in connection with issuance and sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose. In providing this letter, we are opining only as to the specific legal issues expressly set forth above, and no opinion shall be inferred as to any other matter or matters. This opinion is rendered on, and speaks only as of, the date of this letter first written above, and does not address any potential change in facts or law that may occur after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify any of the opinions expressed herein.

Yours truly,

/s/ Fenwick & West LLP

Fenwick & West LLP